Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated
Incorporated

WPCS Reports Record Revenue and $0.20 EPS for the 3rd Quarter

EXTON, PA — (PR Newswire-First Call) - March, 19, 2007) WPCS International Incorporated (Nasdaq: WPCS) a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has reported its financial results for the third quarter ended January 31, 2007. For the quarter ended January 31, 2007, WPCS reported total revenue of approximately $18.1 million compared to $11.8 million for the same period a year ago, which represents an increase of approximately 53%. For the third quarter of FY2007, the reported net income was approximately $1.25 million or $0.20 per diluted share. For the same period last year, the reported net loss was approximately $9 million or $2.26 per diluted share which included a non-cash charge of approximately $9.7 million related to accounting for warrant liabilities.

For the nine months ended January 31, 2007, WPCS reported total revenue of approximately $52.3 million compared to $38.2 million for the same period a year ago, which represents an increase of approximately 37%. For the nine months of FY2007, the reported net income was approximately $3.2 million or $0.54 per diluted share. For the same period last year, the reported net loss was approximately $9.6 million or $2.48 per diluted share which included a non-cash charge of approximately $11.4 million related to accounting for warrant liabilities.

Andrew Hidalgo, CEO of WPCS International Incorporated, stated: “The management team at WPCS is very pleased with the third quarter results. The financial performance reported in the third quarter keeps us on track to achieve our FY2007 guidance estimates. For the third consecutive quarter, we achieved record revenue production. In addition, we have a strong balance sheet with approximately $23 million in cash, $29 million in working capital and only $4.7 million in long term debt. Our shareholder equity and net tangible asset value has increased to approximately $47 million and $26 million respectively, which are both all time highs. WPCS has also generated over $7 million in cash from operations through the first nine months of this fiscal year ended January 31, 2007. With a backlog of $25 million and a bid list of $69 million, we continue to see a robust market for our engineering services. We anticipate a strong finish for FY2007 and a very successful FY2008.”

About WPCS International Incorporated:

WPCS International Incorporated provides design-build engineering services for specialty communication systems and wireless infrastructure including site design, product integration and project management. The company has an extensive customer base that includes corporations, government entities and educational institutions. For more information, please visit our website at www.wpcs.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

Carol Lindley
WPCS International Incorporated
610-903-0400 x100
ir@wpcs.com

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
		(Note 1 )		(Note 1 )

REVENUE	$18,121,405	$11,821,189	$52,310,727	$38,243,071

COSTS AND EXPENSES:
Cost of revenue	12,150,372	8,257,514	36,202,802	27,726,737
Selling, general and administrative expenses	3,538,395	2,204,838	9,874,455	6,820,446
Depreciation and amortization	310,074	212,334	880,965	633,394

Total costs and expenses	15,998,841	10,674,686	46,958,222	35,180,577

OPERATING INCOME	2,122,564	1,146,503	5,352,505	3,062,494

OTHER EXPENSE (INCOME):
Interest expense	112,387	70,391	326,823	182,433
Interest income	(120,164)	(22,994)	(294,916)	(40,238)
Loss on change in fair value of warrants	-	9,678,732	-	11,406,414

INCOME (LOSS) BEFORE INCOME TAX PROVISION	2,130,341	(8,579,626)	5,320,598	(8,486,115)

Income tax provision	878,462	432,665	2,089,642	1,153,773

NET INCOME (LOSS)	$1,251,879	($9,012,291)	$3,230,956	($9,639,888)

Basic net income (loss) per common share	$0.23	($2.26)	$0.59	($2.48)

Diluted net income (loss) per common share	$0.20	($2.26)	$0.54	($2.48)

Basic weighted average number of common shares outstanding	5,547,671	3,995,768	5,454,911	3,890,382

Diluted weighted average number of common shares outstanding	6,323,169	3,995,768	6,011,224	3,890,382

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
ASSETS	2007	2006
	(Unaudited)	(Note 1)
CURRENT ASSETS:
Cash and cash equivalents	$23,028,985	$12,279,646
Accounts receivable, net of allowance of $98,786 and $104,786 at January 31, 2007 and April 30, 2006, respectively	12,080,394	12,141,789
Costs and estimated earnings in excess of billings on uncompleted contracts	1,905,753	1,441,977
Inventory	1,660,981	1,204,540
Prepaid expenses and other current assets	682,273	286,625
Deferred income taxes	51,000	78,000
Total current assets	39,409,386	27,432,577

PROPERTY AND EQUIPMENT, net	1,930,702	1,352,216

CUSTOMER LISTS, net	1,426,805	864,388

GOODWILL	19,019,452	14,239,918

DEBT ISSUANCE COSTS, net	71,468	111,091

DEFERRED INCOME TAXES	73,000	51,000

OTHER ASSETS	233,130	71,128

Total assets	$62,163,943	$44,122,318

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

	January 31,	April 30,
LIABILITIES AND SHAREHOLDERS' EQUITY	2007	2006
	(Unaudited)	(Note 1)
CURRENT LIABILITIES:
Current portion of capital lease obligation	$8,960	$-
Current portion of loans payable	269,056	231,065
Accounts payable and accrued expenses	5,895,701	4,989,861
Billings in excess of costs and estimated earnings on uncompleted contracts	2,269,810	1,085,312
Deferred revenue	493,426	128,052
Due to shareholders	747,000	381,377
Income taxes payable	588,443	420,066
Deferred income taxes	25,000	21,000
Total current liabilities	10,297,396	7,256,733

Borrowings under line of credit	4,437,446	3,000,000
Loans payable, net of current portion	247,438	256,692
Due to shareholders, net of current portion	-	514,623
Deferred income taxes	499,000	531,000
Total liabilities	15,481,280	11,559,048

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-

Common stock - $0.0001 par value, 75,000,000 shares authorized, 6,616,415 and 5,264,284 shares issued and outstanding at January 31, 2007 and April 30, 2006, respectively	662	526
Additional paid-in capital	44,413,431	33,525,130
Retained earnings (accumulated deficit)	2,268,570	(962,386)

Total shareholders' equity	46,682,663	32,563,270

Total liabilities and shareholders' equity	$62,163,943	$44,122,318

Note 1: Certain reclassifications have been made to prior period financial statements to conform to current presentation.

Reconciliation of Non-GAAP Financial Measure (Unaudited)

Net Tangible Asset Value

Net tangible asset value is defined as (1) total assets, less (2) total liabilities, goodwill and customer lists. Our measure of net tangible asset value may not be comparable to similarly titled measures of other companies.

	January 31,	April 30,
	2007	2006

Total Assets, as reported	$62,163,943	$44,122,318

Deduct: Total liabilities	(15,481,280)	(11,559,048)
Goodwill	(19,019,452)	(14,239,918)
Customer lists	(1,426,805)	(864,388)

Net Tangible Asset Value	$26,236,406	$17,458,964